ICMA Retirement Corporation Vantagepoint Investment Advisers, LLC ICMA-RC Services, LLC Vantagepoint Transfer Agents, LLC VantageTrust Company, LLC The Vantagepoint Funds

Personal Securities Trading Policy

Last Amended: June 19, 2015

Confidential and Proprietary

TABLE OF CONTENTS

I.	INTRODUCTION			4

II.	POLICIES AGAINST INSIDER TRADING AND FRAUD			6
	A.	POLICIES AGAINST INSIDER TRADING		6
	B.	ANTI-FRAUD POLICIES		7

III.	PERSONAL TRADING RESTRICTIONS AND REQUIREMENTS FOR RC ASSOCIATES AND ACCESS PERSONS — (OTHER THAN DIRECTORS OF ICMA-RC, VTC, OR THE VANTAGEPOINT FUNDS)			8
	A.	REQUIREMENTS AND RESTRICTIONS REGARDING PERSONAL TRADING		8
		1.	Requirements and Restrictions	8
		2.	Additional Restrictions on Personal Trading	9
		3.	Exempted Transactions	9
	B.	REPORTING OF PERSONAL SECURITIES ACCOUNTS, HOLDINGS AND TRANSACTIONS		10
		1.	Securities Accounts Reports	10
		2.	Securities Holdings Reports	11
		3.	Quarterly Transactions Reports	12

IV.	PERSONAL TRADING RESTRICTIONS AND REQUIREMENTS FOR MEMBERS OF THE BOARDS OF DIRECTORS OF ICMA-RC, VT AND THE VANTAGEPOINT FUNDS			14
	A.	DIRECTORS AS “ACCESS PERSONS”		14
	B.	REQUIREMENTS AND RESTRICTIONS REGARDING PERSONAL TRADING		14
		1.	Periodic Restrictions on Transactions in Shares of The Vantagepoint Funds	14
		2.	Blackout Provision	14
	C.	REPORTING OF PERSONAL SECURITIES ACCOUNTS, HOLDINGS AND TRANSACTIONS		15
		1.	Securities Accounts Reports	15
		2.	Securities Holdings Reports	16
		3.	Quarterly Transactions Reports	17
		4.	Quarterly Transaction and New Account Reports for Independent Directors of The Vantagepoint Funds and Certain Directors of ICMA-RC and VTC	17

V.	ADMINISTRATION OF THE POLICY; VIOLATIONS; SANCTIONS			19
	A.	IDENTIFICATION OF ACCESS PERSONS		19
	B.	DISTRIBUTION OF POLICY (AND ANY AMENDMENTS) AND CERTIFICATION		19
	C.	CERTIFICATIONS		19
	D.	REPORTING VIOLATIONS		19
	E.	REVIEW OF REPORTED VIOLATIONS		19
	F.	SANCTIONS		19
	G.	REVIEW OF REPORTS		20

VI.	BOARD REPORTING; SUBADVISER CODES; CHANGES TO POLICY; RECORDKEEPING			21
	A.	BOARD REPORTING		21
		1.	Annual Reports to RC, VTC and The Vantagepoint Funds Boards of Directors	21

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	2.	Annual Certifications to The Vantagepoint Funds’ Board from The Vantagepoint Funds, VIA and RC Services	21
B.	SUBADVISER CODES OF ETHICS		21
C.	BOARD APPROVAL OF MATERIAL CHANGES TO POLICY OR SUBADVISER’S RULE 17J-1 CODE		22
D.	RECORDKEEPING		22
	1.	Copy of Policy and Amendments	22
	2.	Written Acknowledgements of Receipt	22
	3.	Names of Access Persons	22
	4.	Violations and Sanctions	22
	5.	Transactions and Holdings Reports	22
	6.	Approval of Acquisitions of Securities in Private Offerings	22

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I.	INTRODUCTION

This Personal Securities Trading Policy (the “Policy”) has been adopted to meet the personal securities reporting requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Under Rule 204A-1, every registered investment adviser must establish, maintain and enforce written procedures that require, among other things, the adviser’s “access persons” to periodically report their personal securities transactions, holdings and accounts.1

This Policy also has been adopted to meet the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).2 It is based on the principle that all persons associated with The Vantagepoint Funds (the “Fund”), its investment adviser and its principal underwriter/distributor owe a fiduciary duty to the shareholders of the Fund to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) placing their own personal interests ahead of the interests of the Fund’s shareholders; (ii) taking advantage of their positions with their respective employers for their own personal gain; and (iii) actual or potential conflicts between their interests and those of the Fund and its shareholders, or the appearance of such conflicts of interest. This Policy also reflects the requirement of Rule 17j-1 that each investment company, its adviser(s) and its underwriter(s) use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Policy.

ICMA Retirement Corporation (“ICMA-RC”) is an investment adviser registered as such under the Advisers Act and serves as investment adviser to VantageTrust Company, LLC (“VTC”) with respect to VantageTrust, a group trust established and maintained by VTC that owns a majority of the shares of the Fund. VTC is a subsidiary of ICMA-RC.

Vantagepoint Investment Advisers, LLC (“VIA”) is an investment adviser registered as such under the Advisers Act and serves as investment adviser of the Fund. The Fund is an open-end investment company that is registered under the 1940 Act. ICMA-RC Services, LLC (“RC Services”) serves as distributor for the Fund’s shares. Vantagepoint Transfer Agents, LLC (“VTA”) serves as the Fund’s transfer agent. VIA, VTA and RC Services are subsidiaries of ICMA-RC.

Together, ICMA-RC, VTC, VIA, VTA and RC Services are referred to in this Policy as the “RC Companies.”

This Policy applies to all RC Associates (as defined in the attached Glossary) and to each member of the Board of Directors of ICMA-RC, the Board of Directors of VTC, and The Fund’s Board of Directors, and each person subject to this Policy hereby agrees to abide by its terms. All RC Associates can access this Policy and reporting forms through the ICMA-RC intranet under Corporate Library, Policies, Compliance Documents.

[1]	ICMA RC and VIA, both investment advisers registered as such under the Advisers Act, have adopted a code of ethics that complies with the other requirements of Rule 204A-1.
[2]	This Policy also has been adopted pursuant to Section 15(f) of the Securities Exchange Act of 1934 and Section 204A of the Advisers Act.

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We have implemented StarCompliance, an electronic web-based compliance reporting system that is designed to enhance each Access Person’s ability to comply with the disclosure and reporting requirements of this Policy. In using StarCompliance, RC Associates deemed to be Access Persons under the Code of Ethics will have the ability to electronically:

•	obtain personal securities transaction authorization;

•	submit initial and annual reports/certifications of all securities holdings and accounts; and

•	submit quarterly reports of broker accounts and personal securities transactions.

Section II contains certain policies against insider trading and fraud that apply to all persons subject to this Policy.

Section III contains certain policies and reporting requirements for all “RC Associates” and all “Access Persons” (except the directors referenced below who are not also RC Associates).

Section IV contains certain policies and reporting requirements for members of the Boards of Directors of ICMA-RC, VTC and the Fund (except those directors who are also RC Associates; such directors should refer to Section III, not Section IV).

Key terms are defined in the attached Glossary and are presented below in bold face type upon first use. Please review these definitions carefully.

Please direct any questions about this Policy to the ICMA-RC Compliance Division (“Compliance”) or General Counsel.

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II.	POLICIES AGAINST INSIDER TRADING AND FRAUD

A.	POLICIES AGAINST INSIDER TRADING

Federal law prohibits the purchase or sale of a security by any person on the basis of material,3 nonpublic4 information about that security or its issuer in breach of a duty of trust or confidence that is owed directly, indirectly or derivatively to the issuer of the security or its shareholders or to any other person who is the source of the information. It is also illegal to communicate such information to any other person in connection with a purchase or sale of a security. In addition, federal and state law make it unlawful for an investment adviser or its personnel to defraud or deceive an advisory client or otherwise breach their fiduciary duty to the client, including through the misuse of material, nonpublic information about or belonging to an advisory client, such as the Fund.

It is the policy of the RC Companies and the Fund that all RC Associates and all members of the Board of Directors of ICMA-RC, VTC or the Fund must comply with all applicable provisions of Federal and state securities laws and rules relating to the misuse of material nonpublic information. If an RC Associate or a director acquires material, nonpublic information as a result of his or her relationship with the RC Companies, the Fund, or a special or a confidential relationship with another person, such as an issuer, that person shall not communicate the information to anyone else or take investment action based on such information.5

[3]	“Material” information means anything (including but not limited to any price sensitive corporate or market information) that a reasonable investor would consider important in determining whether to purchase, sell or hold a security or, if publicly disclosed, would be reasonably likely to affect the market value of a security. Examples include, but are not limited to, information relating to: financial forecasts or projections, contemplated mergers or acquisitions, changes in management, major litigation, significant products or discoveries, pending rating changes, financial liquidity or the gain or loss of a significant customer or supplier.
[4]	Information is nonpublic until it has been broadly disseminated or made available to the general public, such as by press release carried by a major news service, a major news publication or a public filing made with a regulatory agency. Rumors, even if widespread or accurate, do not make inside information “public” and, therefore, do not relieve persons from the prohibitions on insider trading.
[5]	VIA, as a manager of managers for the Fund, does not directly manage the Fund’s investments on a day-to-day basis, with the exception of the Fund’s temporary cash balances and investments in shares of other registered investment companies (including certain series of the Fund) made by certain series of the Fund (e.g., Vantagepoint Model Portfolio Funds, Vantagepoint Milestone Funds). Instead, VIA oversees “Subadvisers” that manage the portfolio of each series of the Fund (each a “series”) and makes day-to-day investment decisions for each series. This structure significantly limits, although it does not eliminate entirely, the possibility that most persons working at the RC Companies would possess or have access to knowledge about the Fund’s current or proposed portfolio transactions or holdings that could lead to a violation of this Policy. In addition, with respect to the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds, VIA does not use nonpublic portfolio holdings information about underlying series to make asset allocation or rebalancing decisions for the Model Portfolio or Milestone Funds. Also, VIA does not have access to proposed or current subadviser decisions to buy or sell particular portfolio securities for an underlying series until the day after the decision is implemented. This further limits the possibility that VIA, its affiliates or any of their employees would have access to information that may lead to a violation of the Policy.

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B.	ANTI-FRAUD POLICIES

No RC Company and no RC Associate shall:

•	employ any device, scheme or artifice to defraud any advisory client or prospective advisory client;

•	engage in any transaction, practice or course of business that operates as a fraud or deceit upon any advisory client or prospective advisory client; or

•	engage in any act, practice or course of business that is fraudulent, deceptive or manipulative.

Further, no RC Company, no RC Associate and no member of the Board of Directors of ICMA-RC, VTC or the Fund shall:

•	employ any device, scheme, or artifice to defraud the Fund;

•	make to the Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	engage in any manipulative practice with respect to the Fund.

In furtherance of the above, with respect to investments in the Fund, no RC Company, no RC Associate and no member of the “RC Board,” the “VTC Board” or the Board of Directors of the Fund may purchase or redeem shares of any series of the Fund in violation of the applicable policies and restrictions set forth in the Fund’s prospectus, including, but not limited to, the restrictions limiting the frequency of transfers into and out of the same series that are designed to prevent market timing and protect the interests of long-term investors in the series.

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III.	PERSONAL TRADING RESTRICTIONS AND REQUIREMENTS FOR RC ASSOCIATES AND ACCESS PERSONS — (OTHER THAN DIRECTORS OF ICMA-RC, VTC, OR THE FUND6)

A.	REQUIREMENTS AND RESTRICTIONS REGARDING PERSONAL TRADING

The following requirements and restrictions apply to the personal trading activities of RC Associates and/or Access Persons, as indicated below. Certain exceptions to these restrictions are discussed in Subsection A.3 below.

1.	Requirements and Restrictions

(a)	Prior Approval – Access Persons must receive prior approval from a “Designated Compliance Officer” before:

(i)	acquiring or disposing of any beneficial ownership of any “Covered Security” (see definition of “Beneficial Owner” in Glossary); or

(ii)	acquiring beneficial ownership of any Security in a “Private Offering.”[7]

Transactions in shares of the Fund are excepted from this prior approval requirement.

Requests for approval shall be made by submitting a request to a Designated Compliance Officer electronically via StarCompliance or through the “Insider Trading” e-mail address. Access Persons may only place “good for the day” trade requests and must execute orders for approved transactions on the same day on which the approval was granted.

(b)	Blackout Periods – No Access Person may, directly or indirectly, acquire or dispose of any beneficial ownership of any Covered Security (excluding shares of the Fund) or any related Security (such as an option on the Covered Security or a Security convertible to or exchangeable for the Covered Security):

(i)	within five (5) business days after the time that the same Covered Security is purchased or sold by a series of the Fund (a contemporaneous purchase or sale of a Covered Security by a Vantagepoint Index Fund will not trigger this blackout period restriction); or

(ii)	at any time when the person has actual knowledge that a Covered Security is being purchased or sold, or recommended or considered for purchase or sale, by a series until the later of: (a) five (5) business days after the series’ purchase or sale transaction in such Covered Security has been completed or (b) the date that the Covered Security is no longer being recommended or considered for purchase or sale by the series.

[6]	Those directors who are also RC Associates should refer to and comply with Section III, not Section IV.
[7]	There are no exceptions to the pre-approval requirement for Private Offerings.

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(c)	De Minimis Privilege – De minimis transactions require preclearance, and are generally approved. StarCompliance will aggregate deminimis transactions over a period of time and may deny a transaction based on the aggregation. The De Minimis Privilege shall not be used as a means to circumvent the Blackout Periods as described in Section III.A.1.b and III.A.2.c. It will be deemed a violation of this policy for an Access Person to trade a security or an option on the security in principal amounts of $1,000 or less for a series of days during a Blackout Period;

(d)	Initial Public Offerings – No RC Associate or Access Person shall acquire beneficial ownership of any Security in an “Initial Public Offering.”

2.	Additional Restrictions on Personal Trading

(a)	Periodic Restrictions on Transactions in Shares of the Fund – From time to time, personal transactions in shares of the Fund may be restricted. The need for such restrictions generally may arise due to one or more Access Persons coming into possession of potentially material, nonpublic information about the Funds, and personal transactions of affected Access Persons are restricted as a result. Access Persons and any other appropriate parties are notified via e-mail by Compliance when a restriction is imposed and when the restriction is removed. Normal monitoring of transactions in shares of the Fund are carried out during periods when a restriction is in place.

(b)	Prohibition Against Transactions in Securities of Certain Business Associates of ICMA-RC or the Fund – Access Persons may not acquire or dispose of beneficial ownership in Securities issued by any company that, directly or through a control relationship with another company, has a “substantial business relationship” with the Fund or any RC Company. A “substantial business relationship” is generally interpreted as a business relationship with an entity that is not traded on a “National Market System” and with a contract value in excess of $250,000 per calendar year. Compliance will maintain and distribute upon request to Access Persons a list of such companies.

(c)	Blackout for RC Associates Who are Not Access Persons – If any RC Associate who is not also an Access Person[8] obtains information about a pending transaction in a Covered Security for a series of the Fund or about a transaction in a Covered Security that is being recommended or considered for a series, the person may not acquire or dispose of beneficial ownership in that Covered Security until the later of: (i) five (5) business days from the date such knowledge is gained, or (ii) the date the transaction is completed or is no longer being considered for the series.

3.	Exempted Transactions

Unless otherwise noted, the following transactions are exempted from the restrictions in Subsections A.1.a.i, A.1.b, A.2.b and A.2.c only. (Exempted transactions remain subject to the reporting requirements described later in this Policy.)

[8]	Access Persons are subject to the blackout provisions in Subsection A.1.b.

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These exempt transactions include:

(a)	transactions effected in an account over which the person has no direct or indirect influence or control (e.g., blind trusts);

(b)	transactions in shares of a “Third-Party Mutual Fund”;

(c)	any acquisition of a Security effected pursuant to an “Automatic Investment Plan”;[9]

(d)	acquisitions of Securities in a “pro-rata” rights offering. The Securities must have been acquired by exercising rights that were issued by a company “pro-rata” to all shareholders of the same class of Securities. The rights must have been acquired from the issuing company. Dispositions of any rights acquired from the issuer in this type of pro rata rights offering are also exempted;

(e)	transactions in Securities that are non-volitional (i.e., without choice or will); and

(f)	any transaction in a Security that a Designated Compliance Officer, upon investigation, determines to present no reasonable likelihood or potential for harm to the Fund or its shareholders; the Designated Compliance Officer must document his or her rationale for approving any such transaction.

Any questions about these exemptions should be directed to Compliance. .

B.	REPORTING OF PERSONAL SECURITIES ACCOUNTS, HOLDINGS AND TRANSACTIONS

As set forth in Subsection B.1 below, Access Persons are required to submit initial and quarterly reports of accounts that hold any Securities (“Securities Accounts Reports”).

As set forth in Subsection B.2 below, Access Persons are required to submit initial and annual reports of Covered Securities holdings (“Securities Holdings Reports”).

As set forth in Subsection B.3 below, Access Persons are required to submit quarterly reports of transactions in Covered Securities (“Quarterly Transactions Reports”).

Certain of these reports are mandated by SEC regulations and, therefore, no exceptions or waivers to mandated reporting requirements will be granted.

1.	Securities Accounts Reports

Every Access Person must no later than ten (10) calendar days after becoming an Access Person, disclose all accounts in which any securities (not just Covered Securities—see below) are held for their direct or indirect benefit of the Access Person (including securities accounts of certain

[9]	Any acquisition, however, that overrides the pre-set schedule or allocations of the Automatic Investment Plan is not exempted.

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family members; please see the definition of Beneficial Owner in the Glossary). All account information included in this initial securities accounts report (Initial Broker Accounts & Holdings Report) must be current as of a date no more than forty-five (45) calendar days prior to becoming an Access Person.

In addition, each Access Person must submit a quarterly securities accounts report with respect to any new bank, brokerage, mutual fund, or other account established during the quarter in which any securities (not just Covered Securities—see below) were held for the direct or indirect benefit of the Access Person (including securities accounts of certain family members). The quarterly securities accounts report (Quarterly Transactions & Broker Accounts Report) must be completed within thirty (30) calendar days following the end of the quarter.

These reports must include all securities accounts, even those accounts holding only those securities excluded from the definition of Covered Security (e.g., Third Party Mutual Funds). For each securities account reported, include the name of the broker, dealer or bank with whom the Access Person established the account, the account number, date the account was established, the account type and primary owner, and the date that the report is submitted by the Access Person.

If the securities account allows you to trade or hold Covered Securities, report the account as a non-Exempt Account. Compliance will contact the broker to facilitate the receipt of duplicate statements and confirmations. In certain instances where the broker, dealer or bank is not required to provide duplicate statements for an account holding Covered Securities, the Access Person will be required to provide statements to a Designated Compliance Officer.

If the securities account does not allow you to trade or hold Covered Securities, report the account as an Exempt Account.

These securities accounts reports must be submitted electronically through StarCompliance. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet or will be provided upon request by the Designated Compliance Officer).

If there are no accounts to report for a particular reporting period, the securities accounts reports must still be submitted noting that there is nothing to report.

2.	Securities Holdings Reports

Every Access Person must disclose, no later than ten (10) calendar days after becoming an Access Person and annually thereafter, all holdings in Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership (including Covered Securities holdings of certain family members; please see definition of Beneficial Owner in the Glossary).

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All information included in the Initial Broker Accounts & Holdings Report must be current as of a date no more than forty-five (45) calendar days prior to becoming an Access Person. The Annual Holdings Report must be submitted by February 14th of each year (or the following business day if the 14th falls on a holiday or weekend). The information included in the Annual Holdings Report must be current as of December 31st of the previous year.

These reports must include all Covered Securities holdings—including those resulting from transactions which are exempt from the Quarterly Transactions and Broker Accounts Report (as described in this Policy).

These securities holdings reports must be submitted electronically through StarCompliance. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet in the Policies section under Compliance Documents or will be provided upon request by the Designated Compliance Officer).

If there are no holdings to report for a particular reporting period, the securities holdings reports must still be submitted noting that there is nothing to report.

3.	Quarterly Transactions Reports

Each Access Person must submit a quarterly transactions report (Quarterly Transactions & Broker Accounts Report) with respect to transactions in any Covered Securities in which the Access Person had any direct or indirect beneficial ownership. Quarterly transactions reports are due no later than thirty (30) calendar days after the end of each calendar quarter.

An Access Person is not required to report the following transactions on Quarterly Transactions Reports:

•	transactions in Covered Securities effected pursuant to an Automatic Investment Plan;[10]

•	transactions reported in duplicate brokerage account statements or trade confirmations received electronically via StarCompliance or by the Designated Compliance Officer, if all of the required information is included on such statements/confirmations and the confirmations or account statements are received by the Designated Compliance Officer within thirty (30) calendar days of the close of each calendar quarter; and

•	transactions in accounts over which the Access Person does not have influence or control over investment decisions (e.g., a blind trust).

Securities accounts, holdings and transactions reports must be submitted even if the Access Person has duplicate account statements and/or confirmations for personal accounts delivered to a Designated Compliance Officer. These Reports must be submitted electronically via StarCompliance. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet or will be provided upon request by the Designated Compliance Officer).

[10]	Any transaction, however, that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a Quarterly Transactions and Broker Accounts Report.

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If there are no transactions to report for a particular reporting period, the quarterly transactions report must still be submitted noting that there is nothing to report.

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IV.	PERSONAL TRADING RESTRICTIONS AND REQUIREMENTS FOR MEMBERS OF THE BOARDS OF DIRECTORS OF ICMA-RC, VT AND THE FUND[11]

A.	DIRECTORS AS “ACCESS PERSONS”

Under normal circumstances, directors of ICMA-RC and VTC who are not also RC Associates will not be “Access Persons” under this Policy solely because they serve on the ICMA-RC Board or VTC Board. These “independent” directors are subject to limited personal securities reporting requirements, as described in Subsection C.3 below. Directors of ICMA-RC or VTC who have been designated as Access Persons under this Policy must comply with the reporting requirements for Access Persons described in Subsections C.1 and C.2 below.

All directors of the Fund are automatically classified as Access Persons, but Independent Directors of the Fund are generally excepted from the reporting requirements for Access Persons described in this Section IV. Independent Directors have certain limited personal trade reporting requirements as in Subsection C.3 below. Other directors of the Fund, including the Fund’s Class III director, must comply with the full reporting requirements for Access Persons described in Subsections C.1 and C.2 below.

B.	REQUIREMENTS AND RESTRICTIONS REGARDING PERSONAL TRADING

The following restrictions apply to the personal trading activities of the directors of ICMA-RC, VTC and the Fund:

1.	Periodic Restrictions on Transactions in Shares of the Fund

From time to time, acquisitions and dispositions of shares of the Fund may be restricted. The need for such restrictions generally may arise due to one or more Access Persons coming into possession of potentially material, nonpublic information about the Fund, and personal securities transactions of affected Access Persons are restricted as a result. Access Persons and any other appropriate parties are notified via e-mail by Compliance when a restriction is imposed and when the restriction is removed. Normal monitoring of transactions in shares of the Fund are carried out during periods when a restriction is in place.

2.	Blackout Provision

If any member of the RC Board, the VTC Board or the Fund’s Board of Directors obtains information about a pending transaction in a Covered Security for a series of the Fund or about a transaction in a Covered Security that is being recommended or considered for a series, the person may not trade in such Covered Security until the later of: (i) five (5) business days from the date such knowledge is gained, or (ii) the date the transaction is completed or is no longer being considered for that series.

[11]	Those directors who are also RC Associates should refer to and comply with Section III, not Section IV.

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C.	REPORTING OF PERSONAL SECURITIES ACCOUNTS, HOLDINGS AND TRANSACTIONS

As set forth in Subsection C.1 below, all Access Persons, except for Independent Directors of the Fund, are required to submit initial and quarterly reports of accounts that hold any Securities (“Securities Accounts Reports”).

As set forth in Subsection C.2 below, all Access Persons, except for Independent Directors of the Fund, are required to submit initial and annual reports of Covered Securities holdings (“Securities Holdings Reports”).

As set forth in Subsection C.3 below, all Access Persons, except for Independent Directors of the Fund, are required to submit quarterly reports of transactions in Covered Securities (“Quarterly Transactions Reports”).

As set forth in Subsection C.4 below, directors of the RC Board or the VTC Board who are not RC Associates and otherwise have not been designated as Access Persons under this Policy, and Independent Directors of the Fund, have limited quarterly reporting obligations under certain specified circumstances. These directors are not required to comply with the general reporting requirements for Access Persons noted in Subsections C.1 through C.3 below.

These reports are mandated by SEC regulations and, therefore, no exceptions or waivers to mandated reporting requirements will be granted.

1.	Securities Accounts Reports

Every Access Person, other than an Independent Director of the Fund who would be required to make a report solely by reason of being a director of the Fund, must, no later than ten (10) calendar days after becoming an Access Person, disclose all accounts in which any Securities (not just Covered Securities—see below) are held for the direct or indirect benefit of the Access Person (including securities accounts of certain family members; please see definition of Beneficial Owner in the Glossary). All account information included in this initial securities accounts report (Initial Broker Account & Holdings Report) must be current as of a date no more than forty-five (45) calendar days prior to becoming and Access Person.

In addition, each Access Person, other than an Independent Director of the Fund who would be required to make a report solely by reason of being a director of the Fund, must submit quarterly securities accounts reports with respect to any new bank, brokerage, mutual fund or other account established during the quarter in which any securities (not just Covered Securities—see below) were held for the direct or indirect benefit of the Access Person (including Securities accounts of certain family members). These quarterly securities accounts reports (Quarterly Transactions & Broker Accounts Report) must be completed within thirty (30) calendar days following the end of the quarter.

These reports must include all securities accounts, even those accounts holding only those securities excluded from the definition of Covered Security (e.g., Third Party Mutual Funds). For each securities account reported, include the name of the broker, dealer or bank with whom

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the Access Person established the account, the account number, date the account was established, the account type and primary owner, and the date that the report is submitted by the Access Person.

If the securities account allows you to trade or hold Covered Securities, report the account as a non-Exempt Account. Compliance will facilitate the receipt of duplicate statements and confirmations. In certain instances where the broker, dealer or bank is not required to provide duplicate statements for an account holding Covered Securities, the Access Person will be required to provide statements to a Designated Compliance Officer.

If the securities account does not allow you to trade or hold Covered Securities, report the Account as an Exempt Account.

These securities accounts reports must be submitted electronically through StarCompliance If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet in the Policies section under Compliance Documents or will be provided upon request by the Designated Compliance Officer).

If there are no accounts to report for a particular reporting period, the securities accounts reports must still be submitted noting that there is nothing to report.

2.	Securities Holdings Reports

Every Access Person, other than an Independent Director of the Fund who would be required to make a report solely by reason of being a director of the Fund, must disclose no later than ten (10) calendar days after becoming an Access Person, and annually thereafter, all holdings in Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership (including Covered Securities holdings of certain family members; please see the definition of Beneficial Owner in the Glossary).

All information included in the Initial Broker Accounts & Holdings Report must be current as of a date no more than forty-five (45) calendar days prior to the person becoming an Access Person. The Annual Holdings Report must be submitted by February 14th of each year (or the following business day if the 14th falls on a holiday or weekend). The information included in the Annual Holdings Report must be current as of December 31st of the previous year.

These reports must include all Covered Securities holdings—including those resulting from transactions which are exempt from the Quarterly Transactions and Broker Accounts Report (as described in this Policy).

These securities holdings reports must be submitted electronically through StarCompliance. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet in the Policies section under Compliance Documents or will be provided upon request by the Designated Compliance Officer).

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If there are no holdings to report for a particular reporting period, the securities holdings reports must still be submitted noting that there is nothing to report.

3.	Quarterly Transactions Reports

Each Access Person, other than an Independent Director of the Fund who would be required to make a report solely by reason of being a director of the Fund, must submit a quarterly transactions report (Quarterly Transactions & Broker Accounts Report) with respect to transactions in any Covered Securities in which the Access Person had any direct or indirect beneficial ownership. Quarterly transactions reports are due no later than thirty (30) calendar days after the end of each calendar quarter.

An Access Person is not required to report the following transactions on Quarterly Transactions Reports:

•	transactions in Covered Securities effected pursuant to an Automatic Investment Plan;[12]

•	transactions reported in duplicate brokerage account statements or trade confirmations received electronically via StarCompliance or by the Designated Compliance Officer, if all of the required information is included on such statements/confirmations and the confirmations or account statements are received by the Designated Compliance Officer within thirty (30) calendar days of the close of each calendar quarter; and

•	transactions in accounts over which the Access Person does not have influence or control over investment decisions (e.g., a blind trust).

Securities accounts, holdings and transactions reports must be submitted even if the Access Person had duplicate account statements and/or confirmations for personal accounts delivered to a Designated Compliance Officer. These Reports may be submitted electronically via StarCompliance. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet or will be provided upon request by the Designated Compliance Officer).

If there are no transactions to report for a particular reporting period, the quarterly transactions report must still be submitted noting that there is nothing to report.

4.	Quarterly Transaction and New Account Reports for Independent Directors of the Fund and Certain Directors of ICMA-RC and VTC

Members of the RC Board and VTC Board who are not also RC Associates and who otherwise have not been designated as Access Persons under this Policy, as well as Independent Directors of the Fund, shall report transactions in Covered Securities in which the director had any direct or indirect beneficial ownership on a Quarterly Transaction and New Account Report only if the director knew or should have known, at the time of each such transaction, that, during the fifteen

[12]	Any transaction, however, that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a Quarterly Transactions and Broker Accounts Report.

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(15) calendar day period immediately preceding or following the date of the transaction, the same Covered Security was purchased or sold or was “being considered for purchase or sale” by a series of the Fund or its investment adviser or Subadviser.

The “should have known” standard does not: imply a duty of inquiry; presume that a director can deduce or extrapolate from presentations or discussions about a series’ investment strategies; or impute knowledge from awareness of a series’ holdings, policies, objectives and restrictions.

This Subsection C.3 does not apply to members of the RC Board or VTC Board who are RC Associates or who have otherwise been designated as Access Persons under this Policy. Further, this subsection does not apply to the Class III director of the Fund, or to any other directors of the Fund who are “interested persons” of the Funds. All of the aforementioned directors are subject to the full initial, annual and quarterly reporting requirements for Access Persons described in Subsections C.1 and 2 above.

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V.	ADMINISTRATION OF THE POLICY; VIOLATIONS; SANCTIONS

A.	IDENTIFICATION OF ACCESS PERSONS

Compliance will identify all new Access Persons and notify and advise them of their reporting requirements and other obligations under this Policy. Further, Compliance, in consultation with the ICMA-RC Human Resources Division, will assess on a case-by-case basis whether independent contractors, consultants and temporary or contract employees of the RC Companies are or shall be deemed Access Persons for purposes of this Policy.

B.	DISTRIBUTION OF POLICY (AND ANY AMENDMENTS) AND CERTIFICATION

Compliance will provide or arrange to provide every person covered by this Policy with a copy of the Policy and any amendments thereto. Each RC Associate shall certify and acknowledge receipt and understanding thereof (see below).

C.	CERTIFICATIONS

Upon receipt of a copy of the Policy (and any amendments thereto), each person covered by this Policy, other than members of the RC Board, the VTC Board or the Board of Directors of the Funds who are not also RC Associates, shall certify electronically through StarCompliance or an acknowledgement form delivered by e-mail that he or she: (1) has received, read and understands the Policy; (2) has complied and will with its applicable requirements; and (3) has reported (or will report, as applicable) any and all transactions, holdings and accounts required to be reported pursuant to this Policy.

D.	REPORTING VIOLATIONS

All known or suspected violations of this Policy must be reported promptly to the Chief Compliance Officer (“CCO”) of ICMA-RC, VIA and the Fund.

E.	REVIEW OF REPORTED VIOLATIONS

As applicable, the President or CCO of the Fund, the President of VTC and the Chief Executive Officer of ICMA-RC shall report all material violations of this Policy to, respectively, the Fund’s Board of Directors, the RC Board and the VTC Board at their respective board meetings following such violation.

F.	SANCTIONS

In response to a violation of this Policy, the President of the applicable RC Company or the Fund (as applicable), in consultation with the CCO, may impose such sanctions as he or she deems appropriate, including but not limited to, forfeiture of future discretionary compensation, a letter of censure, suspension or ban from trading, or suspension or termination of employment or association with the relevant entity(ies). In response to any violation of this Policy by an RC Associate, the RC Associate should expect that, at a minimum, the violation will be reported to the associate’s manager and the RC Associate will receive a written warning from Compliance. Repeat violations will result in disciplinary actions and could possibly result in termination of employment.

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G.	REVIEW OF REPORTS

The CCO of the Fund (or his or her designees) and Compliance shall review reports submitted pursuant to this Policy for compliance with this Policy, the principles set forth herein, and applicable law.

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VI.	BOARD REPORTING; SUBADVISER CODES; CHANGES TO POLICY; RECORDKEEPING

A.	BOARD REPORTING

1.	Annual Reports to RC, VTC and the Fund Boards of Directors

An annual report relating to this Policy shall be presented to the RC Board, the VTC Board and the Fund’s Board of Directors. Such report shall:

(a)	summarize the current Policy and any material changes made during the year;

(b)	describe any issues arising under the Policy since the last report, including information about material violations of the Policy and sanctions imposed in response to those violations;

(c)	discuss whether any significant waivers from the Policy’s requirements were granted during the year; and

(d)	identify any recommended changes in existing restrictions or procedures based on the relevant entity’s experience under this Policy, evolving industry practices, or developments in applicable laws or regulations.

2.	Annual Certifications to the Fund’s Board from the Fund, VIA and RC Services

The Fund’s CCO, on behalf of the Fund, VIA, and RC Services shall certify annually to the Fund’s Board of Directors that each has adopted procedures reasonably designed to prevent its “access persons” from violating the provisions of this Policy.

B.	SUBADVISER CODES OF ETHICS

Each Subadviser is expected to adopt a written code of ethics governing personal investment activity that meets the requirements of Rule 17j-1 (“Rule 17j-1 Code”).13 Any person that is an “access person” (as defined in Rule 17j-1) of a Subadviser shall be subject to and comply with the Rule 17j-1 Code of such Subadviser. Each Subadviser shall submit a copy of its Rule 17j-1 Code for approval of the Fund’s Board of Directors prior to being hired.

Each Subadviser annually shall furnish to the Fund’s Board of Directors a written report of any issues arising under its Rule 17j-1 Code, including a report of any material violations and any sanctions imposed in response to those violations. Each Subadviser will also certify annually that it has adopted procedures reasonably designed to prevent its access persons from violating the provisions of its Rule 17j-1 Code.

[13]	Each Subadviser is also expected to adopt a written code of ethics in accordance with Rule 204A-1 under the Investment Advisers Act of 1940.

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C.	BOARD APPROVAL OF MATERIAL CHANGES TO POLICY OR SUBADVISER’S RULE 17J-1 CODE

The Fund’s Board of Directors must approve any material change to this Policy or to any Subadviser’s Rule 17j-1 Code no later than six (6) months after adoption of the material change. Before approving any such changes, the Fund’s CCO, on behalf of the Fund, or the Subadviser (as applicable) shall certify to the Board of Directors of the Fund that the Fund (or the Subadviser, as applicable) has adopted procedures reasonably designed to prevent the Fund’s or the Subadviser’s “access persons” from violating the Policy, as amended.

D.	RECORDKEEPING

The following records with respect to this Policy shall be kept and maintained by ICMA-RC, VIA and the Fund’s (as applicable) in accordance with applicable law, including Rule 17j-1 and applicable rules under the Advisers Act:

1.	Copy of Policy and Amendments

A copy of this Policy, any amendments thereto, and any alternative versions that were in effect at any time within the past five years.

2.	Written Acknowledgements of Receipt

A record of the written acknowledgments of receipt of this Policy and any amendments thereto provided by any person who is, or who was at any time within the past five years required to submit such an acknowledgment under the Policy.

3.	Names of Access Persons

A record of the names of all persons that currently or that within the past five years were “access persons” of ICMA-RC, VIA or the Fund, and of all persons responsible for reviewing the reports submitted under the Policy.

4.	Violations and Sanctions

A record of any violation of this Policy and of any action taken as a result of the violation for a period of five years from the end of the fiscal year in which the violation occurred.

5.	Transactions and Holdings Reports

A record of each transaction and holdings report submitted under the Policy (such record shall be maintained for at least five years after the end of the fiscal year in which the report is made).

6.	Approval of Acquisitions of Securities in Private Offerings

A record of any decision, and the reasons supporting the decision, to permit the acquisition of a Security in a Private Offering pursuant to the Policy, for at least five years after the end of the fiscal year in which any such approval was granted.

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GLOSSARY OF KEY TERMS

Access Person includes:

(a)	Officers and LLC Managers – All officers and LLC Managers of any RC Company or the Fund; and all persons holding the business title of Vice President or above of any RC Company.

(b)	RC Associates in Certain Divisions/Departments – All RC Associates in the Investments Division, the Finance Division, the Internal Audit Division, Compliance or the Legal Division, and certain Information Technology Associates of an RC Company.

(c)	RC Associates and Directors With Access – Any RC Associate and any director of ICMA-RC who has access to nonpublic information regarding any client’s purchase or sale of Covered Securities, or nonpublic information regarding the Fund’s portfolio holdings, or who is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic.

(d)	Certain Other RC Associates and Certain RC and VTC Directors – Any RC Associate and any director of ICMA-RC or VTC who, in connection with his/her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a series whether through interaction with a Subadviser, the Fund’s custodian or otherwise, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

(e)	Vantagepoint Fund Directors – All directors of the Funds.

“Independent” Directors of ICMA-RC or VTC – Under normal circumstances, directors of ICMA-RC and VTC who are not also RC Associates (i.e., “independent” directors of ICMA-RC or VTC) will not be “Access Persons” under this Policy solely because they serve on the ICMA-RC Board or VTC Board. However, these directors are subject to certain general provisions in this Policy, as well as certain limited personal trade reporting requirements, as described in Section IV of the Policy.14

Directors of The Vantagepoint Funds – “Independent” Directors of the Fund are automatically classified as Access Persons, but are generally excepted from the reporting provisions for Access Persons described in Section IV of the Policy. Independent Directors, however, have certain limited personal trade reporting requirements, as described in Section IV. Other directors of the Fund, including the Fund’s Class III director must comply with the reporting requirements for Access Persons set out in Section IV. All directors of the Fund are subject to certain general provisions of the Policy.

[14]	ICMA-RC’s directors are not presumed to be “access persons” under this Policy because providing investment advice is not ICMA-RC’s primary business. Under Advisers Act Rule 204A-1, all of an adviser’s directors, officers and partners are presumed to be “access persons” if the adviser’s primary business is providing investment advice.

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Automatic Investment Plan – An Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Being purchased or sold – A Security is “being purchased or sold” from the time when a purchase or sale of the Security on behalf of the Fund or a series has been recommended, or communicated to the person who places buy or sell orders on behalf of a series, by the Adviser or a subadviser of the Fund or any series until the time that such transaction has been completed or terminated.

Beneficial Owner – Any person who has or shares, directly or indirectly, a pecuniary interest in a Security, within the meaning of Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. An indirect interest includes, but is not limited to, Securities held by members of your immediate family who share your household, including your spouse, children, stepchildren and grandchildren, parents, grandparents, step-parents, brothers and sisters, and any of your in-laws (parents, children, siblings), and includes adoptive relationships.

Covered Security – Any Security, including:

•	shares of the Fund;

•	shares of exchange-traded funds (“ETFs”);

•	shares of unit investment trusts;

•	warrants and rights;

•	interests in or shares of offshore funds;

•	interests in or shares of unregistered funds (such as hedge funds);

•	shares of closed-end investment companies; and

•	Derivatives, including futures and options (NOTE: Futures and options on direct obligations of the U.S. Government are Covered Securities under the Policy, and are required to be pre-cleared).

But excluding:

•	direct obligations of the U.S. Government;

•	bankers’ acceptances;

•	bank certificates of deposit;

•	commercial paper;

•	high quality short-term debt instruments (including repurchase agreements);[15] and

•	shares of Third-Party Mutual Funds.

[15]	“High quality short-term debt instrument” means any instrument with maturity of less than 366 days and rated in one of the highest two rating categories by a national rating organization (or which is unrated but is of comparable quality).

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Designated Compliance Officer – The person or persons who is designated by, the President or CCO of the Fund, the President of VTC and/or the Chief Executive Officer or CCO of ICMA- RC to administer the provisions of this Policy.

Independent Directors of The Vantagepoint Funds – Those directors of the Fund who are not “interested persons” of the Fund, as that term is defined under the Investment Company Act of 1940.

Initial Public Offering – An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

LLC Manager – A person who is named as a Manager of an RC Company that is organized as a limited liability company in, or designated as a Manager of a limited liability company pursuant to, a limited liability company agreement or similar instrument under which the limited liability company is formed.

National Market System – is the national system for trading equities in the U.S. and includes major registered national securities exchanges, such as NYSE and NASDAQ, and corporations and associations that facilitate the trading of OTC stock whose size, profitability and trading activity meet specific criteria.

Private Offering – A Private Offering means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Rule 504, Rule 505 or Rule 506 (e.g., private placements).

RC Associate – Any officer, LLC Manager or employee of any RC Company (or of any current or future subsidiary of an RC Company).

RC Board – The Board of Directors of ICMA-RC.

Security – The term “Security” shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940 and generally includes any stock, bond, investment contract or limited partnership interest, any put, call, straddle, option on any security or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle or option entered into on a national securities exchange relating to a foreign currency, or any warrant or right to subscribe to or otherwise acquire any security.

Subadviser – Any individual or firm that contracts with the Fund and/or with VIA to manage any portion of the Fund’s assets for compensation.

Third-Party Mutual Fund – A U.S. registered open-end investment company other than the Fund.

VTC Board – The Board of Directors of VTC.

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